EXHIBIT 23.2

                                October 28, 2003

Billy Dead, Inc.
2312 Lorenzo Drive
Los Angeles, CA 90068

Re: Registration Statement 333-104620 on Form SB-2 for Series A Preferred Stock for Billy Dead, Inc. (the "Registration Statement")

Ladies and Gentlemen:

The undersigned has acted as special entertainment counsel to Civilian Capital, Inc., (you) the underwriter of shares of Series A preferred stock of Billy Dead, Inc., a Delaware corporation (the "Company"), covered by the above-referenced Registration Statement, with respect to certain issues relating to the validity of the Company's intellectual property rights. We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the exhibits thereto (the "Registration Statement"), solely in connection with such issues, under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of 954,000 shares of Series A Preferred Stock. This consent shall be limited to use by you, and no other Person, and solely for the purposes of the Registration Statement. We have limited our advice to you to intellectual property matters and expressly state that we have not provided you with advice on any other matters, including without limitation, advice relating to state or federal securities laws or corporate laws, or matters relating to fiduciary responsibility and have not advised the Company in any way or matter. We expressly withhold our consent to any reference that differs from the foregoing.

In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,


                                       /S/ Adam B. Kaufman
                                       -------------------
                                       ADAM B. KAUFMAN & ASSOCIATES, PLLC


                                     II-44